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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                             DEPOSIT GUARANTY CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               MISSISSIPPI                               64-0472169
     -------------------------------                  ----------------
     (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                  Identification No.)

  210 EAST CAPITOL STREET, JACKSON, MS                      39201
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(Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code  (601) 354-8564


       Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                     Name of each exchange on which
        to be so registered                     each class is to be registered
        -------------------                     ------------------------------

     COMMON STOCK, NO PAR VALUE                     NEW YORK STOCK EXCHANGE


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(2), please check the following box. [ ]

If the Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

     Securities to be registered pursuant to Section 12(g) of the Act: NONE


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Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        Common Stock, No Par Value

        The description of certain provisions of the Common Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation and the Bylaws of the Corporation which are included as exhibits.

        The capital stock of Deposit Guaranty Corp. (the "Company") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with no par value. The transfer agent and registrar for the Common Stock is Deposit Guaranty National Bank. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. Nor are there any redemption or sinking fund provisions and there is no liability to further calls or assessments by the Registrant.

        When, as, and if dividends, payable in cash, stock, or other property, are declared by the Board of Directors of the Company out of funds legally available therefor, the holders of Common Stock are entitled to share equally, share for share, in such dividends. The payment of dividends on the Common Stock is subject to the prior payment of dividends on any shares of the Preferred Stock outstanding.

        Pursuant to the Mississippi Business Corporation Act and the Company's Bylaws, each outstanding share of the Company's stock is entitled to one (1) vote on each matter submitted to a vote. However, in connection with the election of directors, holders of Common Stock of the Company have cumulative voting rights. Pursuant to the Company's Bylaws, every shareholder entitled to vote in the election of directors shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected multiplied by the number of his shares, or by distributing such votes on the same principle among any number of candidates.

        The Articles of Incorporation and Bylaws of the Company presently contain the following provisions which could be considered to have an anti-takeover effect: (i) authorized but unissued shares of Common Stock issuable by the Board of Directors without stockholder approval; (ii) authorized but unissued shares of Preferred Stock issuable, without stockholder authorization, in series with such dividend, redemption, sinking fund, conversion and liquidation preferences, if any, as are designated by the Board in creating any particular series; (iii) division of the Board of Directors into three (3) classes of directors serving staggered three-year terms; (iv) the requirement of an affirmative vote of eighty percent (80%) of the shares entitled to vote to remove the entire Board of Directors or to remove any one director; (v) the requirement of supermajority shareholder approval to approve certain business combinations; (vi) the requirement that the Board consider certain nonmonetary factors in evaluating major business transactions; and
(vii) the requirement of advance notice of stockholder proposals regarding matters to be voted upon at stockholders' meeting or nominations for election to the Board.

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ITEM 2. EXHIBITS

        All exhibits required by Instruction II to Item 2 have been or will be supplied to the New York Stock Exchange.
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                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        Deposit Guaranty Corp.


                                        By: /s/ E. B. ROBINSON, JR.
                                           ---------------------------------
                                           E. B. Robinson, Jr.
                                           Chairman and
                                           Chief Executive Officer


Dated: November 27, 1996